Exhibit 99.1

FOR IMMEDIATE RELEASE
April 21, 2016	NYSE MKT - REI

RING ENERGY, Inc. ANNOUNCES PRICING OF

PUBLIC OFFERING OF COMMON STOCK

Midland, TX April 21, 2016 - Ring Energy, Inc. (NYSE MKT: REI) (the “Company”) announced today that it has priced an underwritten public offering of 10,000,000 shares of its common stock to the public at $5.60 per share. The Company has granted the underwriters a 30-day option to purchase up to an additional 1,500,000 shares of common stock from the Company at the offering price (less the underwriting discounts and commissions). The Company expects to close the sale of the shares of common stock on April 26, 2016, subject to customary closing conditions. Net proceeds to the Company from the sale of 10,000,000 shares will be approximately $53 million, after deducting underwriting discounts, commissions and estimated offering expenses. The Company intends to use the net proceeds from this offering to fund a pilot horizontal drilling program, repay debt under its revolving credit facility, and for general corporate purposes.

SunTrust Robinson Humphrey, Inc. and Seaport Global Securities LLC are acting as joint book-running managers in the offering.

The public offering is being made only by means of a prospectus supplement and accompanying base prospectus to a shelf registration statement previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”). A preliminary prospectus supplement and accompanying base prospectus relating to the offering was filed with the SEC on April 20, 2016. A final prospectus supplement and accompanying base prospectus relating to the offering will be filed with the SEC. Electronic copies of the prospectus supplement and accompanying base prospectus relating to the offering can be obtained on the SEC's website at http://www.sec.gov. In addition, copies may be obtained, when available, by contacting (i) SunTrust Robinson Humphrey, 3333 Peachtree Road NE, 9th Floor, Atlanta, GA 30326, Attention: Prospectus Department; email: strh.prospectus@suntrust.com; telephone: 404-926-5744; or fax: 404-926-5464 or (ii) Seaport Global Securities LLC, 360 Madison Avenue, 21st Floor, New York, NY 10017; or telephone: 646-264-5601.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Ring Energy, Inc.

Ring Energy, Inc. is an oil and gas exploration, development and production company with current operations in Texas and Kansas.

www.ringenergy.com

Safe Harbor Statement

This release contains forward-looking statements within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 that involve a wide variety of risks and uncertainties, including, without limitations, statements with respect to the Company’s strategy and prospects. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2015 and its other filings with the SEC. Readers and investors are cautioned that the Company’s actual results may differ materially from those described in the forward-looking statements due to a number of factors, including, but not limited to, the Company’s ability to acquire productive oil and/or gas properties or to successfully drill and complete oil and/or gas wells on such properties, general economic conditions both domestically and abroad, and the conduct of business by the Company, and other factors that may be more fully described in additional documents set forth by the Company.

For further information contact:

Bill Parsons

K M Financial, Inc.

(702) 489-4447